Exhibit 99.1

CORPORATE INVESTOR RELATIONS
5333 15th Ave. South, Seattle, WA 98108	CONTACT:	Robert M. Warwick
(206) 762-0993 EXT. 2		Chief Financial Officer
www.stockvalues.com		(415) 275-5100
NEWS RELEASE

Willis Lease Finance Receives Nasdaq Notice Regarding Listing Standards

SAUSALITO, CA – June 5, 2006—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported it received a notice on May 31, 2006, from the Nasdaq Staff regarding the Company’s failure to meet a continuing listing standard of the Nasdaq. The notice indicates that with the departure of Glenn L. Hickerson from its Board of Directors the Company no longer complies with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350.

Nasdaq is reviewing the Company’s eligibility for continued listing on The Nasdaq Stock Market and has asked the Company to provide by June 15, 2006, a specific plan and timetable to achieve compliance with Rule 4350. The Nasdaq’s notice is not a notice of delisting.

“We are working with Nasdaq to resolve the issues relating to the composition of our Audit Committee,” said Charles F. Willis, President and CEO. “We are making every effort to maintain compliance with all Nasdaq listing requirements and will provide further information as required.”

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them. The Company’s actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the ability to identify, recruit and retain directors generally and specifically those with the appropriate background and skills for membership on the Audit Committee, regulatory changes affecting Nasdaq listing and accounting standards; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on Business Wire on June 5, 2006 at 3:35 p.m. PDT.